Amendment  #4
to the
AUTOMATIC AND FACULTATIVE
YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE January 1, 2005
Between
THE PRUDENTIAL LIFE INSURANCE COMPANY OF AMERICA
(THE COMPANY)
And
RGA REINSURANCE COMPANY
(THE REINSURER)

The primary purpose of this amendment is to revise the language to allow for THE REINSURER to use a Trust Agreement as security.  THE COMPANY and THE REINSURER have by their respective officers agreed to amend the above referenced agreement as set forth below with the amendment having the effective date of December 31, 2010.

1.	Definitions. Unless otherwise defined herein, capitalized terms that are used herein shall have the meanings set forth in the Agreement.

2.	Amendment of Section 13. Section 13, ‘SECURITY REQUIRED FROM REINSURER’, is hereby deleted in its entirety and replaced with the following:

In order to avoid triggering THE COMPANY’s right of recapture as specified in the “RECAPTURE” section of this Agreement, THE REINSURER must enter into, and maintain during the term of this Agreement, a security trust agreement (“Trust Agreement”), in accordance with the “TRUST AGREEMENT PROVISIONS” section of Schedule A, to establish a trust with assets in the amount of the security amount (“Security Amount”) as defined in the Trust Agreement.

3.	Amendment of Section 21. Section 21, ‘RECAPTURE’, is hereby deleted in its entirety and replaced with the following:

At any time during the term of the Agreement, THE COMPANY may elect to recapture in full the coverage reinsured under this Agreement following the occurrence of any of the following events:

1)
Non-payment of reinsurance claims that are not in dispute, that are 60 calendar days past due from THE REINSURER, provided that THE COMPANY provides THE REINSURER with 30 days prior written notice and that payment is not received within that 30 day period.

2)
Material breach by THE REINSURER of any term or condition of this Agreement if such breach is not cured within a period of at least 60 calendar days following the delivery of notice of such breach from THE COMPANY to THE REINSURER.

3)	THE REINSURER is deemed insolvent as described in Section 24.

4)	The occurrence of a “Risk Trigger Event” as defined in Schedule A of this Agreement.

5)	A change in premium rates that is unacceptable to THE COMPANY.

6)
Any representation or warranty made by THE REINSURER under this Agreement proves to be untrue in any material respect and it is not cured for a period of 60 calendar days following the delivery of notice of such failure from THE COMPANY.

7)	A change in ultimate ownership or control.

8)	The REINSURER fails to provide security in the form of assets in trust in accordance with the “Security Required from Reinsurer” provision of this Agreement.

In addition, at any time after the twentieth policy anniversary, THE COMPANY may elect to recapture all or an appropriate portion of the coverage reinsured under this Agreement to reflect increases in the maximum retention limits for THE COMPANY and all of its affiliates, collectively, subsequent to the date of policy issue.  These maximum retention limits as of the effective date of this Agreement are equal to the amounts shown in the Risk Retention Limits table shown in Schedule A.  The portion of the coverage that may be recaptured must be directly related to the increase in the limits.  To illustrate, if the maximum retention limits are increased by 100%, then the portion that may be recaptured from all reinsurers of the policies reinsured under this Agreement would be equal to 100% of the portion of each reinsured policy that is retained by THE COMPANY.  Furthermore, the portion that may be recaptured from THE REINSURER would be determined as THE REINSURER’s prorata share of the total portion reinsured with all reinsurers.

In the event THE COMPANY’s right of recapture is triggered for the reason specified in item ‘4’ or ‘8’ of this “RECAPTURE” provision, THE COMPANY shall be permitted to affect recapture of a pro-rata portion of the risks ceded hereunder up to 100%.

If THE COMPANY elects to recapture the risks ceded to THE REINSURER under this Agreement as stated above, it will do so by giving written notice to THE REINSURER.  Upon the delivery of such notice, all of the risks previously ceded under each of the policies subject to this Agreement shall be recaptured, effective as of the date specified in THE COMPANY’s notice.  If THE COMPANY does not specify in the written notice the date that such recapture is to be effective, then the recapture shall be effective immediately upon THE REINSURER’s receipt of the notice.

If a policy is recaptured, THE REINSURER will pay THE COMPANY the unearned reinsurance premium within 30 days following the date of recapture.  THE REINSURER shall not be liable, under this Agreement, for any claims incurred after the date of recapture, but shall remain liable for all claims incurred on or prior to the date of recapture.

In addition, a recapture fee will be paid by THE COMPANY to THE REINSURER if the recapture is due to the occurrence of any of the following events:

1)	THE REINSURER undergoes a change in ownership or control.

2)	Any of the “Risk Trigger Events” described in Schedule A occurs.

3)	THE COMPANY elects to recapture due to an increase in the THE COMPANY’s retention limit (after the 20th year).

The recapture fee is equal to 100% of one year’s YRT premium in policy year one and decreases by 2.5% per year to 50% in policy year 20.  For policy year 21 and later, the fee is equal to 50% of one year’s YRT premium.  (The “one year’s YRT premium” payable is in the year of recapture.)  The fee does not apply if recapture is due to any reason other than those listed in this section.

4.	Amendment of Schedule A, Section 14. Schedule A, Section 14, ‘RISK TRIGGER EVENT’, is hereby deleted in its entirety and replaced with the following:

A “Risk Trigger Event” means that any of the following has occurred:

(1)
THE REINSURER’s ratio of Total Adjusted Capital (as defined by the NAIC RBC formula and reported on THE REINSURER’s Annual Statement) to Company Action Level Risk-Based Capital becomes or falls below one hundred fifty percent (150%).

(2)
THE REINSURER no longer has in effect a Qualified Rating (as defined below) from at least one of the Major Rating Agencies shown in the chart below, which is at least as high as the minimum levels shown:

Major Rating Agency	Minimum Applicable Rating:
Moody Investor Services, Inc.	A rating of “Baa2” or higher.
Standard & Poors Corporation	A rating of “BBB” or higher.

If at any point in the future during the term of this Agreement a Risk Trigger Event has occurred, then THE COMPANY shall have the right to recapture the coverage reinsured under this Agreement unless THE REINSURER elects to, and does, provide, on a timely basis, additional security in the form of Assets in Trust for the benefit of THE COMPANY, in an amount necessary to bring THE COMPANY’s effective exposure, with respect to the reinsurance under this Agreement, and all others for which a Risk Trigger Event has occurred, to zero. Any such Assets in Trust must meet the requirements set forth in the “TRUST AGREEMENT PROVISIONS” section of this Schedule A.  Such Assets in Trust, if established, shall remain in Trust during the term of this Agreement unless and until the Risk Trigger Event has been remedied.

Definitions:

"Adjusted Capital" shall mean the following, as applicable:  (i) statutory surplus for Reinsurers that report on a U.S. statutory reporting basis; (ii) GAAP equity minus deferred acquisition costs (DAC) for Reinsurers that report on a U.S. GAAP or Canadian GAAP basis; and (iii) "capital and surplus" for Reinsurers that report on any other accounting basis (including the International Accounting Standards (IAS) reporting basis).

“Qualified Rating” shall mean the issuance of an insurance company long-term, financial strength rating from one or more of the Major Rating Agencies that remains in effect, that has not been suspended or withdrawn, and that was issued as a result of the full interactive ratings review process (including interviews with senior management) by the Major Rating Agency in question.  (Use of the modifiers “Q” or “Pi” by S&P or any similar indication that a rating is a “qualified” or “limited” rating by any other of the Major Rating Agencies means that the rating does not constitute a “Qualified Rating” for purposes of this Agreement.)

5.	Deletion of Schedule A, Section 15. Schedule A, Section 15, ‘FUNDS WITHHELD PROVISIONS’, is hereby deleted from this agreement.

6.	Addition of Schedule A, Section 15. The following ‘TRUST AGREEMENT PROVISIONS’ section will be added to Schedule A as Section 15.

The Trust Agreement must be in the form of Exhibit 1 attached hereto.

In addition, if THE REINSURER elects to, and does provide Assets in Trust so as to avoid triggering THE COMPANY’s right of recapture in accordance with the ‘Risk Trigger Event’ section of this Schedule A, the amount of such Assets in Trust will be in addition to the Assets in Trust that are shown in Exhibit 1.

7.
Effect of Amendment.  This Amendment #4 shall not constitute an amendment or waiver of any provision of the Agreement not expressly referred to herein.  The Agreement, as amended by this Amendment #4, is and shall continue to be in full force and effect in accordance with its terms.

8.	Counterparts. This Amendment #4 may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Amendment #4 in duplicate, each of which shall be deemed an original but both of which together shall constitute one and the same instrument, on the dates indicated below, with an effective date of December 31, 2010.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	RGA REINSURANCE COMPANY
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________